Exhibit 99.1

Targacept Reports Second Quarter 2014 Financial Results

Winston-Salem, North Carolina, August 6, 2014 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company advancing NNR Therapeutics™, today reported its financial results for the second quarter and six months ended June 30, 2014.

Targacept reported a net loss before income taxes of $8.1 million for the second quarter of 2014, compared to $12.4 million for the second quarter of 2013. For the six months ended June 30, 2014, Targacept reported a net loss before income taxes of $19.7 million compared to $20.4 million for the corresponding 2013 period. As of June 30, 2014, cash and investments in marketable securities totaled $122.8 million.

“Operationally, over the last few months we initiated an exploratory trial of TC-6499 in diabetic gastroparesis and reported on-time the results of two well-designed, definitive Phase 2b trials, TC-1734 in Alzheimer’s disease and TC-5214 in overactive bladder. While both of the trials demonstrated directionally encouraging pharmaceutical activity, neither met our advancement criteria, which require a product profile with clear potential for delivering a superior alternative to available treatment options. As a result, we are discontinuing both of these development programs,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer.

Dr. Hill continued, “Continuing our strategic planning and business development efforts of the last several months, we are focused on selectively fortifying our pipeline with non-nicotinic opportunities and intend to engage our major shareholders in this process. We remain committed to fiscally disciplined decision making and responsible deployment of our resources as we pursue opportunities that hold promise for improving patients’ lives and providing meaningful upside for our stakeholders.”

Financial Results

Targacept reported a net loss of $8.1 million for the second quarter of 2014, compared to a net loss of $12.4 million for the second quarter of 2013, a decrease of $4.3 million. The lower net loss was primarily due to a decrease of $4.0 million in research and development expenses. For the six months ended June 30, 2014, Targacept reported a net loss of $23.1 million compared to net a net loss of $20.4 million for the corresponding 2013 period. The net loss for the six months ended June 30, 2014 included a non-cash income tax adjustment of $3.4 million recorded as a result of an IRS review of our 2010 federal income tax return completed in the first quarter of 2014. We believe our net loss before income taxes of $19.7 million for the six months ended June 2014 is more representative of our operating results for that period. The lower net loss before income taxes for the 2014 period was principally due to a decrease of $4.2 million in operating expenses, partially offset by a decrease of $3.4 million in revenue recognized for payments received from collaborations. Non-cash, stock-based compensation charges of $985,000 and $1.3 million were recorded for the second quarters of 2014 and 2013, respectively, and $1.8 million and $2.9 million for the six months ended June 30, 2014 and 2013, respectively.

Net Operating Revenues

Net operating revenues totaled $36,000 for the second quarter of 2014, compared to no net operating revenues for the second quarter of 2013. For the six months ended June 30, 2014, net operating revenues totaled $123,000, compared to $3.5 million for the corresponding 2013 period. The decrease for the six-month period was primarily attributable to deferred revenue recognized during the 2013 period associated with Targacept’s ongoing collaboration with AstraZeneca AB. The remaining balance of payments received under that collaboration became fully recognized in the first quarter of 2013.

Research and Development Expenses

Research and development expenses totaled $5.4 million for the second quarter of 2014, compared to $9.5 million for the second quarter of 2013. For the six months ended June 30, 2014, research and development expenses totaled $14.5 million, compared to $17.8 million for the corresponding 2013 period. The decreases for both 2014 periods were principally due to lower costs related to our Phase 2b study of TC-5619 in schizophrenia, which we completed in the fourth quarter of 2013, and were partially offset by increased costs related to our recently completed Phase 2b study of TC-5214 in overactive bladder, which we initiated in the second quarter of 2013, and costs related to our ongoing exploratory study of TC-6499 in diabetic gastroparesis, which we initiated in June 2014. The lower research and development expenses were also attributable to decreases, as compared to the corresponding 2013 period, of $588,000 for the second quarter and $1.6 million for the six-month period in research and development-related operating costs, including infrastructure and compensation-related expenses for research and development personnel.

General and Administrative Expenses

General and administrative expenses totaled $2.9 million for the second quarter of 2014, compared to $3.0 million for the second quarter of 2013. For the six months ended June 30, 2014, general and administrative expenses totaled $5.6 million, compared to $6.5 million for the corresponding 2013 period. The lower general and administrative expenses for the six-month period were due primarily to a non-recurrence of severance related charges, which totaled $776,000, in connection with the departure of an executive officer in 2013.

Updated Financial Guidance

Targacept is updating its financial guidance for 2014 to reflect current operating and program spending expectations. Targacept now expects its operating expenses for the year ending December 31, 2014 to be in the range of $32 million to $36 million, and its cash, cash equivalents and investments balance at December 31, 2014 to be approximately $107 million. This update supersedes previous financial guidance that Targacept issued on February 13, 2014 which projected full year operating expenses to be in the range of $40 million to $45 million, and cash, cash equivalents and investments at year end 2014 to be at least $100 million. Targacept continues to not expect significant operating revenues for the year ending December 31, 2014. Targacept estimates that cash payments in the second half of 2014 will be approximately $6.4 million for close out costs on the recently completed clinical trials with TC-1734 in Alzheimer’s disease and TC-5214 in overactive bladder and approximately $2.5 million for the exploratory study of TC-6499 in diabetic gastroparesis.

The updated financial guidance reflects anticipated savings derived from the decisions to discontinue the clinical development programs for TC-1734 and TC-5214, a smaller workforce (currently 30 employees down from 40 at year-end 2013), lower patent related costs and continued emphasis on managing controllable expenses. The updated guidance excludes the financial impacts that may result from actions directed to pipeline diversification or business and corporate development initiatives.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, August 6, 2014, at 8:30 a.m. Eastern Daylight Time. The conference call may be accessed by dialing 877.703.6107 for domestic participants and 857.244.7306 for international callers (reference passcode 10713062). A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of any Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; the control or significant influence that AstraZeneca has over the development of AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contact:

Alan Musso, SVP, Finance and Administration and CFO

Targacept, Inc.

Telephone: 336.480.2186

Email: alan.musso@targacept.com

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net operating revenues	$36	$—	$123	$3,536

Operating expenses:
Research and development	5,408	9,454	14,488	17,774
General and administrative	2,867	3,034	5,630	6,524

Total operating expenses	8,275	12,488	20,118	24,298

Operating loss	(8,239)	(12,488)	(19,995)	(20,762)
Other income, net	148	117	317	325

Loss before income taxes	(8,091)	(12,371)	(19,678)	(20,437)
Income tax expense	(45)	—	(3,457)	—

Net loss	$(8,136)	$(12,371)	$(23,135)	$(20,437)

Net loss per share - basic and diluted	$(0.24)	$(0.37)	$(0.69)	$(0.61)

Weighted average common shares outstanding - basic and diluted	33,786,686	33,626,980	33,766,911	33,621,691

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$122,835	$143,777
Receivables and other current assets	1,032	1,277
Property and equipment, net	541	682
Other assets, net	107	137

Total assets	$124,515	$145,873

Current liabilities	$7,497	$10,979
Long-term debt, net of current portion	—	283
Total stockholders’ equity	117,018	134,611

Total liabilities and stockholders’ equity	$124,515	$145,873